UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 27, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2280 Schuetz Road St. Louis, MO		63146
(Address of principal executive offices)		(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On April 2, 2012, K-V Pharmaceutical Company (the “Company”) entered into Indemnification Agreements (“Agreements”) with: Gregory J. Divis, President and Chief Executive Officer of the Company; Patrick J. Christmas, Vice President, General Counsel and Secretary of the Company; and Scott E. Goedeke, Senior Vice President, Commercial of Ther-Rx Corporation, a subsidiary of the Company.

The form of Agreement entered into with Gregory J. Divis was previously filed as Exhibit No. 10.1 to a Form 8-K, which was filed by the Company on December 30, 2009. The form of Agreement entered into with Patrick J. Christmas and Scott E. Goedeke was previously filed as Exhibit No. 10.2 to the same Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a Board of Directors meeting held on March 27, 2012, the Company’s Board of Directors approved the recommendation, made at the discretion of its Compensation Committee, that the Company grant annual cash incentives in respect of fiscal 2012 performance to Gregory J. Divis, President and Chief Executive Officer of the Company, in the amount of $130,000, and to Thomas S. McHugh, Chief Financial Officer and Treasurer of the Company, in the amount of $65,000. Also in accordance with the recommendation of the Compensation Committee, the Board of Directors elected to increase the annual base salary of Mr. McHugh to $309,000. Mr. Divis and Mr. McHugh were also awarded options to purchase Class A Common Stock of the Company at an exercise price of $1.32 per share, the closing price on the effective date of the grants, in the amounts 100,000 and 35,000 shares, respectively, with such awards vesting in three equal annual installments.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2012

K-V PHARMACEUTICAL COMPANY

By:	/s/ Patrick J. Christmas
Patrick J. Christmas
VP, General Counsel and Secretary